Exhibit 10.16

Execution Copy

MANAGEMENT COMPENSATION AGREEMENT

between

NORTHWEST AIRLINES, INC.

and

DAVID M. DAVIS

dated as of

April 14, 2008

MANAGEMENT COMPENSATION AGREEMENT

MANAGEMENT COMPENSATION AGREEMENT made as of the 14th day of April, 2008 between Northwest Airlines, Inc., a Minnesota corporation (the “Company”) and David M. Davis (the “Executive”).

WITNESSETH:

WHEREAS, Executive and the Company are parties to a Management Compensation Agreement dated as of September 13, 2005 (the “Prior Agreement”);

WHEREAS, since the execution of the Prior Agreement, Executive has been promoted to the position of Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, Executive and the Company desire to enter into a new Management Compensation Agreement to reflect certain changes applicable to Executive in his new position.

NOW, THEREFORE, as of the date hereof, the Company and Executive have agreed to terminate the Prior Agreement as of the date hereof and replace the Prior Agreement with this Agreement, which shall supersede the Prior Agreement in all respects.

1.     Terms of Employment.

1.1     Employment.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, on the terms and conditions set forth herein.

1.2     Position and Duties.  During the term of Executive’s employment hereunder, Executive shall serve as an Executive Vice President of the Company and shall have such powers and duties as may from time to time be prescribed by the Company.  Executive shall devote substantially all his working time and effort to the business and affairs of the Company and its affiliates.

2.     Compensation.  During the term of Executive’s employment hereunder, Executive shall receive the compensation and benefits set forth in this Section 2.

2.1     Base Salary.  Executive’s Base Salary shall be his base salary in effect on the Effective Date, as may be increased from time to time thereafter by the Company, provided that Executive’s Base Salary may be reduced in connection with one or more base wage reductions generally applicable to salaried employees of the Company.  Executive’s Base Salary shall be payable in accordance with the Company’s payroll policies.

2.2     Incentive Compensation.  Executive shall be entitled to participate in the Company’s Key Employee Annual Cash Incentive Plan (the “KEACIP”) and the Company’s Long-Term Cash Incentive Plan (“LTIP”), to the extent such plans continue in effect, or any successor incentive compensation plans on the terms and conditions to be established from time to time by the Board of Directors or a committee thereof.

2.3     Expenses.  During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursements for all reasonable business expenses incurred in performing services hereunder in accordance with the Company’s business expense reimbursement policies in effect from time to time.

2.4     Employee Benefit Programs of the Company.  Executive shall be entitled to participate while employed hereunder in the Company’s employee benefit programs at levels in effect from time to time for salaried employees at a level comparable to Executive, provided that Executive shall not participate in any severance pay plan maintained by the Company except to the extent necessary to receive any severance payments specifically provided for hereunder.

3.     Other Benefits.

3.1     Airline Pass.  In the event (A) Executive remains an active full-time employee of the Company continuously from the Effective Date through August 16, 2009 or (B) Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive for Good Reason on or before August 16, 2009, then Executive shall be entitled to receive, upon termination of employment, lifetime airline pass privileges for the personal use of Executive and his spouse or registered domestic partner and dependent children so long as spouses, registered domestic partners and dependent children of employees generally are eligible for non-revenue travel pursuant to the Company’s pass policies (hereinafter, “Eligible Individuals”).  Such airline pass privileges (the “Airline Pass”) shall entitle Executive and Eligible Individuals to travel on regularly scheduled domestic and international flights operated by the Company, subject to all charges and fees then applicable to active management employees of the Company and their dependents and pursuant to the Company’s pass policies in effect from time to time, with boarding priority of F-1 or the equivalent thereof for a period of ten (10) years from and after the date such pass is issued and F-1R thereafter.  Executive shall be responsible for any personal income tax liability arising from such pass travel.  Notwithstanding the foregoing, all benefits under this Section 3.1 shall immediately and permanently cease in the event Executive violates the Company’s pass policies in connection with such travel and/or in the event that Executive is or becomes, at any time thereafter, an employee of any air carrier that competes with the Company (or any of its affiliates).

3.2     Medical and Dental Benefits.  In the event (A) Executive remains an active full-time employee of the Company continuously from the Effective Date through June 1, 2011 or (B) Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive for Good Reason on or before June 1, 2011, then, following Executive’s termination of employment and thereafter during the Executive’s lifetime, Executive and his eligible dependents shall be entitled to participate in the Company’s group medical and dental plans generally applicable to salaried employees of the Company under the same terms and conditions as shall apply to such salaried employees; provided, however, that such coverage shall be secondary to Medicare or any other government insurance program in which Executive may be entitled to participate, and provided further, if Executive becomes employed by another employer, such coverage shall become secondary to any coverage provided by such employer for the period in which Executive is entitled to such coverage.  In addition, while employed by the Company hereunder and so long as such program continues in effect, Executive shall be entitled to participate in the Company’s Medical Expense Reimbursement Program on the same terms and conditions generally applicable to other executives of the Company.

4.     Termination of Employment.

4.1     Upon Death.  Executive’s employment hereunder shall terminate upon his death.

4.2     By the Company.  The Company may terminate Executive’s employment hereunder at any time with or without Cause.

4.3     By the Executive.  Executive may terminate his employment hereunder at any time for any reason.

4.4     Notice of Termination.  Any termination of Executive’s employment hereunder by Executive (other than by death or Disability) shall be communicated by thirty (30) days’ advance written notice of termination to the Company.

4.5     Board/Committee Resignation.  Executive’s termination of employment for any reason, shall constitute, as of the date of such termination and to the extent applicable, a resignation as an officer of the Company and a resignation from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

5.     Payments in the Event of Termination of Employment.

5.1     Payments in the Event of Termination by the Company for Cause or Voluntary Termination by Executive.  If Executive’s employment hereunder is terminated by the Company for Cause, as a result of death or Disability or by Executive other than for Good Reason, the Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

5.2     Payments in the Event of Any Other Termination of Employment.  If Executive’s employment hereunder is terminated by the Company other than for Cause, or by Executive for Good Reason:

(a)   The Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination, (ii) any incentive payment under the Key Employee Annual Cash Incentive Program, or any successor annual incentive plan, (the “Incentive Payment”) for any calendar year ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of the Incentive Payment Executive would otherwise have received with respect to the year in which the Date of

Termination occurs, payable at the time the Incentive Payment would otherwise be payable to Executive; provided, however, that 100% of the Incentive Payment shall be determined solely with reference to the financial performance of the Company for the year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Payment determined on the basis of individual performance); provided, further, in the event that Company’s performance exceeds 100% of the financial performance target for the year, that portion of the Incentive Payment that would have, but for this Section 5.2(a), related to the achievement of the individual performance target shall be 100% and (iv) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

(b)   In addition to the compensation and benefits described in Section 5.2(a), the Company shall pay Executive, no later than thirty (30) days following the Date of Termination, a lump sum amount equal to the product of two (2) times the sum of (i) Executive’s annual Base Salary and (ii) the target Incentive Payment for Executive with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target Incentive Payment for the immediately preceding year).

(c)   Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive’s obtaining new employment.

(d)   Notwithstanding anything else to the contrary in this Agreement, the Company’s obligation regarding the payments and benefits continuation provided for in this Section 5.2 is expressly conditioned upon the execution, delivery and non-revocation of a general release in the form attached hereto as Attachment A.

5.3     Compliance with the Provisions of Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement to Executive shall be deferred, if necessary, until the first date that such payment could be made without subjecting Executive to taxes imposed by reason of Code Section 409A.

6.     Confidentiality; Non-Compete; Non-Solicitation; Non-Disparagement.

(a)  While employed by the Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of the Company or except as required by law.  This confidentiality covenant has no temporal or geographical restriction.  For purposes of this Agreement, “Confidential Information” shall mean all non-public information respecting the Company’s business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, financing plans and the terms and provisions of this Agreement, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of the Executive).  Upon termination of this Agreement,

Executive shall promptly supply to the Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

(b)  Executive acknowledges that his services are of special, unique and extraordinary value to the Company.  Accordingly, Executive shall not at any time prior to the first anniversary of the Date of Termination (i) become an employee, consultant, officer, partner or director of any air carrier which competes with the Company (or any of its affiliates) or (ii) whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

(c)  While employed by the Company and thereafter, Executive agrees not to directly or indirectly make any disparaging communication, or release any information or encourage others to make any communication or release any information, that is designed to embarrass or disparage the Company, its affiliates, their predecessors or successors or any of their past or present officers, directors, stockholders, partners, members, agents or employees or the Company’s business practices, operations or personnel policies or practices to any of the Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

(d)  Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable.  Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent such court deems reasonable.  The provisions of this Section 6 shall survive any termination of this Agreement and Executive’s term of employment.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.     Successors and Assigns.

(a)   This Agreement shall bind any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under this Agreement if no such succession had taken place.

(b)   This Agreement shall not be assignable by Executive.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.     Term.

The term of this Agreement shall commence on the Effective Date and end upon the Executive’s termination of employment.  The rights and obligations of the Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

9.     Notices.

Notices and other communications provided for in this Agreement shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed, addressed as follows:

(a)   if to Executive, to the address set forth on the signature page hereto, and

(b)   if to the Company, c/o Northwest Airlines, Inc., 2700 Lone Oak Parkway, Dept. A1180, Eagan, Minnesota 55121, Attention:  General Counsel,

or, in each case, to such other address as a party may from time to time designate in writing in accordance with this Section 9.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, three business days after mailing if mailed, and one business day after deposit with an overnight courier service if delivered by overnight courier.  Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient’s designated address, such notice or other communication shall be deemed to have been given the later of (i) the next business day or (ii) the business day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

10.   Withholding.

All payments required to be made by the Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation.  The Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes or deductions.

11.   Certain Defined Terms.

As used herein, the following terms have the following meanings:

“Agreement” shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Base Salary” shall mean the annual salary of the Executive in effect from time to time under Section 2.1.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean with respect to termination by the Company of Executive’s employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive’s obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, (iv) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (a) a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude or (v) a material breach of (a) the Company’s Code of Business Conduct or (b) the provisions of this Agreement.

“Date of Termination” shall mean, with respect to Executive, the date of termination of Executive’s employment hereunder in accordance with the terms of this Agreement.

“Disability” shall mean Executive’s physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive’s life or is likely to be of at least three (3) years duration.

“Effective Date” shall mean the date of this Agreement, as set forth above.

“Good Reason” shall mean with respect to an Executive, any one or more of the following:

(a)           a material reduction in Executive’s Base Salary or level of target incentive payment under the KEACIP or any successor annual incentive compensation plan (except as permitted hereunder);

(b)           any substantial and sustained diminution in Executive’s authority or responsibilities hereunder, provided that the Company shall be permitted from time to time to transfer a portion of Executive’s oversight responsibilities without the consent of Executive as long as Executive retains a substantial portion of his then current oversight responsibilities;

(c)           the relocation of the Company’s principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area; or

(d)           a material breach by the Company of this Agreement;

provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

In addition, in order for Executive’s termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

12.   Executive Representation.

Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

13.   Amendment.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of the Company.

14.   Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

15.   Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

16.   Arbitration.

Except as otherwise provided in Section 17 of this Agreement, all disputes and controversies arising from or in conjunction with Executive’s employment with, or any termination from, the Company and all disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The arbitration shall be held in the Minneapolis/St. Paul metropolitan area at a location selected by the Company.  The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.  All costs and expenses incurred in connection with any arbitration including, without limitation, arbitrator and attorney’s fees, shall be paid by the nonprevailing party in the arbitration unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 16.

17.   Specific Performance.

Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 6 of this Agreement, the Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 6 specifically enforced by any court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 6 would cause irreparable injury and that money damages may not provide an adequate remedy.

18.   Cooperation.

Executive shall provide his reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

19.   Entire Agreement.

This Agreement, together with the Release, and the Company’s employee benefit plans in which Executive will continue to participate as provided in this Agreement, contain the entire understanding between the Company and Executive with respect to Executive’s employment with the Company and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to Executive’s employment.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES, INC.

By:	/s/ Douglas M. Steenland
Douglas M. Steenland
President & Chief Executive Officer

EXECUTIVE:

/s/ David M. Davis
David M. Davis

Executive’s Address: